Exhibit 10.3

EXECUTION COPY

RECEIVABLES PURCHASE AGREEMENT

by and between

UNITED STATIONERS FINANCIAL SERVICES LLC,

as Seller

and

UNITED STATIONERS RECEIVABLES, LLC,

as Purchaser

Dated as of March 3, 2009

i

Section 10.8	Counterparts	17
Section 10.9	Binding Effect; Third-Party Beneficiaries	18
Section 10.10	Merger and Integration	18
Section 10.11	Headings	18
Section 10.12	Exhibits	18

Exhibits

Exhibit A	Form of Subordinated Note
Exhibit B	Credit and Collection Policy

Schedules

Schedule 4.1(g)	List of Actions and Suits
Schedule 4.1(i)	Names, Jurisdictions of Formation, Type of Entity and Locations of Certain Offices and Records
Schedule 4.1(j)	List of Subsidiaries, Divisions and Tradenames; FEIN
Schedule 4.1(p)	List of Blocked Account Banks and Blocked Accounts

ii

RECEIVABLES PURCHASE AGREEMENT

This RECEIVABLES PURCHASE AGREEMENT, dated as of March 3, 2009 (as amended, supplemented or otherwise modified and in effect from time to time, this “Agreement”), between UNITED STATIONERS FINANCIAL SERVICES, LLC, an Illinois limited liability company, as seller (the “Seller”) and UNITED STATIONERS RECEIVABLES, LLC, an Illinois limited liability company, as purchaser (the “Purchaser”).

W I T N E S S E T H:

WHEREAS, the Purchaser desires to purchase from the Seller from time to time certain accounts receivable both currently existing and hereafter generated in the normal course of the Seller’s or the Originator’s business pursuant to written agreements or with invoices on open accounts;

WHEREAS, the Seller desires to sell and assign from time to time such certain accounts receivable to the Purchaser upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed by and between the Purchaser and the Seller as follows:

Article I

Definitions

Section 1.1            Definitions.

All capitalized terms used herein shall have the meanings specified herein or, if not so specified, the meaning specified in, or incorporated by reference into, the Transfer Agreement (as defined below), and shall include in the singular number the plural and in the plural number the singular:

Advance:  As defined in Section 3.2(a).

Advance Limit:  As defined in Section 3.2(a).

Conveyance Amount:  As defined in Section 3.1 hereof.

Discount Purchase Percentage:  A percentage determined by the Purchaser and the Seller from time to time (but at least on a quarterly basis).

Eligible Receivable:  As defined in the Transfer Agreement.

Investment Company Act: The Investment Company Act of 1940, as amended.

Net Worth:  At any time, the excess, if any, of (a) the aggregate Unpaid Balances of the Receivables at such time, plus all cash Collections, if any, on deposit in the Blocked Accounts and/or the Collection Account at such time to the extent such amounts are available for and applicable to the payment of Net Investment, over (b) the sum of (i) the Net Investment outstanding at such time, (ii) the aggregate outstanding amount of Advances (including any Advance to be made on the date of determination), (iii) the Servicing Fee Reserve and (iv) the Yield Reserve.

Originator:  United Stationers Supply Co., an Illinois corporation.

Prime Rate:  On any day, the rate of interest equal to the U.S. Prime Rate published in the “Money Rates” section of the Wall Street Journal (National Edition) on such day.

Purchase Termination Date:  As defined in Section 8.1 hereof.

Purchaser:  United Stationers Receivables, LLC, an Illinois limited liability company, and its successors and assigns.

Receivables Sale Agreement:  The Receivables Sale Agreement, dated March 3, 2009, by and between the Originator and the Seller, as such agreement may be amended, modified or supplemented from time to time.

Related Security:  As defined in the Transfer Agreement.

Relevant UCC:  The Uniform Commercial Code as in effect in the States of New York or Illinois, as applicable.

Required Capital Amount:  As of any date of determination, an amount equal to 10% of the aggregate Unpaid Balance of Receivables.

Securities Exchange Act:  The Securities Exchange Act of 1934, as amended.

Secured Obligations:  As defined in Section 2.1(d) hereof.

Seller:  United Stationers Financial Services, LLC, an Illinois limited liability company, and its successors and assigns.

Subordinated Note:  As defined in Section 3.2(a).

Transfer Agreement:  The Transfer and Administration Agreement, dated as of March 3, 2009, by and among the Purchaser, the Originator, the Servicer, the Seller, the Class Agents, the Agent and the Investors, as such agreement may be amended, modified or supplemented from time to time.

Section 1.2            Other Terms.

All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles.  All terms used in Article 9 of the Relevant UCC, and not specifically defined herein, are used herein as defined in such Article 9.

Section 1.3            Computation of Time Periods.

Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”

Article II

Purchase, Conveyance and Servicing of Receivables

Section 2.1            Sale.

(a)           Upon the terms and subject to the conditions set forth herein, the Seller hereby sells, conveys, transfers and absolutely assigns to the Purchaser, and the Purchaser hereby accepts such sale, conveyance, transfer and absolute assignment from the Seller, on the terms and subject to the conditions specifically set forth herein, of all of the Seller’s right, title and interest, whether now owned or hereafter acquired, in, to and under all Receivables and the Related Security, Collections and proceeds relating thereto, provided that the Purchase Termination Date has not occurred.  Any such foregoing sale, assignment, transfer and conveyance does not constitute an assumption by the Purchaser of any obligations of the Seller or any other Person to Obligors or to any other Person in connection with such Receivables and the Related Security, Collections and proceeds relating thereto or other agreement and instrument relating thereto.  On the date hereof and on each Business Day thereafter to, but including the Purchase Termination Date, the Seller shall transfer to the Purchaser, in accordance with the second preceding sentence, all Receivables then owned by the Seller.

(b)           In connection with any such foregoing sale, the Seller agrees to record and file on or prior to the Closing Date, at its own expense, a financing statement or statements with respect to the Receivables and the other property described in Section 2.1(a) sold and to be sold by the Seller hereunder meeting the requirements of applicable state law in such manner and in such jurisdictions as are necessary to perfect and protect the interests of the Purchaser created hereby under the Relevant UCC against all creditors of and purchasers from the Seller, and to deliver either the originals of such financing statements or a file-stamped copy of such financing statements or other evidence of such filings to the Purchaser on the Closing Date.

(c)           The Seller agrees that from time to time, at its expense, it will promptly authenticate and deliver all instruments and documents and take all actions as may be necessary or as the Purchaser may reasonably request in order to perfect or protect the interest of the Purchaser in the Receivables and other property purchased from the Seller hereunder or to enable the Purchaser to exercise or enforce any of its rights hereunder.  Without limiting the foregoing, the Seller will, in order to accurately reflect any purchase and sale transaction, authenticate and file such financing or continuation statements or amendments thereto or assignments thereof (as permitted pursuant hereto) as may be requested by the Purchaser, and upon the request of the

Purchaser, mark its master data processing records and other documents with a legend describing the purchase by the Purchaser of Receivables and the subsequent transfer thereof pursuant to the Transfer Agreement and stating “An interest in these accounts receivable has been conveyed to Bank of America, National Association, as agent for the benefit of certain investors, pursuant to a Transfer Agreement dated as of March 3, 2009.”  The Seller shall, upon request of the Purchaser, obtain such additional search reports as the Purchaser shall reasonably request.  To the fullest extent permitted by applicable law, the Purchaser shall be permitted to sign and file continuation statements and amendments thereto and assignments thereof without the Seller’s signature.  A reproduction of this Agreement or any financing statement shall be sufficient as a financing statement.

(d)           It is the express intent of the Seller and the Purchaser that any conveyance of Receivables by the Seller to the Purchaser pursuant to this Agreement be construed as a sale of such Receivables by the Seller to the Purchaser.  Further, it is not the intention of the Seller and the Purchaser that such conveyance be deemed a grant of a security interest in any Receivables by the Seller to the Purchaser to secure a debt or other obligation of the Seller.  However, in case that, notwithstanding the intent of the parties, any Receivables conveyed hereunder are construed to constitute property of the Seller, then (i) this Agreement also shall be deemed to be, and hereby is, a security agreement within the meaning of the Relevant UCC; and (ii) the conveyance by the Seller provided for in this Agreement shall be deemed to be, and the Seller hereby grants to the Purchaser, a security interest in, to and under all of the Seller’s right, title and interest in, to and under all Receivables, the Related Security, Collections and the proceeds thereof conveyed by the Seller to the Purchaser, to secure the rights of the Purchaser set forth in this Agreement or as may be determined in connection therewith by applicable law (collectively, the “Secured Obligations”).  The Seller and the Purchaser shall, to the extent consistent with this Agreement, take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in, and not a sale of, Receivables, such security interest would be deemed to be a perfected security interest in favor of the Purchaser under applicable law and will be maintained as such throughout the term of this Agreement.

Section 2.2            Servicing of Receivables.

The servicing, administering and collection of the Receivables and the Related Security, Collections and proceeds thereof conveyed hereunder shall be conducted by the Servicer as set forth and in accordance with the Transfer Agreement.  The Purchaser hereby appoints the Servicer as its agent to enforce the Purchaser’s rights and interests in, to and under the Receivables, the Related Security, Collections and proceeds with respect thereto.

Article III

Consideration and Payment; Receivables

Section 3.1            Conveyance Amount.

(a)           The consideration for any Receivable and the Related Security, Collections and proceeds thereof conveyed, transferred and assigned to the Purchaser by the Seller under this Agreement shall be a dollar amount equal to the product of (i) the aggregate Unpaid Balance of the Receivables sold pursuant to such conveyance, and (ii) the Discount Purchase Percentage at such time (the “Conveyance Amount”).

Section 3.2            Payment of Conveyance Amount.

(a)           (x) The Conveyance Amount for any Receivables and related property conveyed hereunder shall be paid in the following manner:  (i) by payment of cash in immediately available funds, or (ii) if Purchaser does not have sufficient cash to pay the Conveyance Amount owed to the Seller, by means of an advance under the Subordinated Note owed to the Seller (each such advance and any other advance under the Subordinated Note, an “Advance”) and/or (y) all or a portion of any transfer of Receivables and the related Conveyance Amount may be made in the form of capital contributed by the Seller to Purchaser in the form of a contribution of the additional Receivables or (iii) any combination of the foregoing, as determined by the Seller and the Purchaser at such time.  In the event the Purchaser does not have sufficient cash to pay the Conveyance Amount owed to the Seller due on any sale date and the Seller is not willing to consent to the payment of such insufficiency by means of a capital contribution, such insufficiency shall be evidenced by the making of an Advance on such date of a purchase hereunder in an original principal amount equal to such cash shortfall owed to the Seller; provided, however, that the Seller shall not make an Advance to the Purchaser in an aggregate amount outstanding exceeding the lesser of (i) the remaining unpaid portion of such Conveyance Amount and (ii) the maximum Advance that could be made without rendering the Purchaser’s Net Worth less than the Required Capital Amount (the “Advance Limit”).  All Advances made by the Seller to Purchaser shall be evidenced by a single subordinated note, duly executed on behalf of Purchaser, in substantially the form of Exhibit A annexed hereto, delivered and payable to the Seller in a principal amount equal to the Advance Limit (the “Subordinated Note”).  The Seller is hereby authorized by the Purchaser to endorse on the schedule attached to the Subordinated Note (or a continuation of such schedule attached thereto and made a part thereof) an appropriate notation evidencing the date and amount of each Advance, as well as the date and amount of each payment with respect thereto; provided, however, that the failure of any Person to make such a notation shall not affect any obligations of Purchaser thereunder.  Any such notation shall be conclusive and binding as to the date and amount of such Advance, or payment of principal or interest thereon, absent manifest error.

(b)           The terms and conditions of the Subordinated Note and all Advances thereunder shall be as follows:

(i)            Repayment of Advances.  All amounts paid by the Purchaser with respect to the Advances shall be allocated first to the repayment of accrued interest until all such interest is paid, and then to the outstanding principal amount of the Advances.  Subject to the provisions of this Agreement, the Purchaser may borrow, repay and reborrow Advances on and after the Closing Date and prior to the termination of this Agreement.

(ii)           Interest.  The Subordinated Note shall bear interest from its date on the outstanding principal balance thereof at a rate per annum equal to the Prime Rate in effect on the first Business Day of each month.  Interest on each Advance shall be computed based on the number of days elapsed in a year of 360 days.

(iii)          Sole and Exclusive Remedy/Subordination.  The Purchaser shall be obligated to repay Advances to the Seller only to the extent of funds available to the Purchaser from Collections on Receivables and, to the extent that such payments are insufficient to pay all amounts owing to the Seller under the Subordinated Note, the Seller shall not have any claim against the Purchaser for such amounts and no further or additional recourse shall be available against the Purchaser.  The Subordinated Note shall be fully subordinated to any rights of the Agent, the Class Agents, the Investors and their permitted assigns pursuant to the Transfer Agreement, and shall not evidence any rights in the Receivables.

(iv)          Offsets, etc.  The Purchaser may offset any amount due and owing by the Seller against any amount due and owing by Purchaser to the Seller under the terms of the Subordinated Note.

Section 3.3            Settlement.

(a)           Dilutions.  If on any day any Receivable becomes subject to any Dilution, the Seller shall be deemed to have received on such day a Collection of such Receivable in the amount of the Unpaid Balance (as determined immediately prior to such Dilution) of such Receivable (if such Receivable is canceled) or otherwise in the amount of such reduction.

(b)           Payment of Deemed Collections.  Not later than the Business Day immediately following the date on which the Seller is deemed to have received a Collection under this Section 3.3, the Seller shall pay such amount of Deemed Collections to the Purchaser (i) prior to the Termination Date, in the following order: (a) first, by a reduction in Conveyance Amount paid by the Purchaser for new Receivables on such day, (b) second, by a reduction of the outstanding Advances, such reduction to occur once per month, and (c) third, by a cash payment in immediately available funds (or any combination of the foregoing as reasonably determined by the Seller and the SPV at such time); and (ii) following the Termination Date, by a cash payment, in immediately available funds.

Article IV

Representations and Warranties

Section 4.1            Seller’s Representations and Warranties.

The Seller represents and warrants to the Purchaser, the Agent, the Class Agents, and the Investors, as to itself, that, on the Closing Date and on each date that Receivables are transferred by it pursuant to Section 2.1:

(a)           Corporate Existence and Power.  It (i) is a limited liability company duly organized, validly existing and in good standing under the laws of Illinois, which is its sole jurisdiction of formation, (ii) has all corporate power and all licenses, authorizations, consents and approvals of all Official Bodies required to carry on its business in each jurisdiction in which its business is now and proposed to be conducted (except where the failure to have any such licenses, authorizations, consents and approvals would not individually or in the aggregate have a Material Adverse Effect) and (iii) is duly qualified to do business and is in good standing in every other jurisdiction in which the nature of its business requires it to be so qualified, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

(b)           Corporate and Governmental Authorization; Contravention.  The execution, delivery and performance by it of this Agreement and the other Transaction Documents to which it is a party are (i) within the its organizational powers, (ii) have been duly authorized by all necessary organizational action, (iii) require no action by or in respect of, or filing with, any Official Body or official thereof (except as contemplated by Sections 5.1(f), 5.1(g) and 7.7 of the Transfer Agreement, all of which have been (or as of the Closing Date will have been) duly made and in full force and effect), (iv) do not contravene or constitute a default under (A) its organizational documents, (B) any Law applicable to it, (C) any contractual restriction binding on or affecting it or its property or (D) any order, writ, judgment, award, injunction, decree or other instrument binding on or affecting it or its property, or (v) result in the creation or imposition of any Adverse Claim upon or with respect to its property or the property of any of its Subsidiaries (except as contemplated hereby), for purposes of clause (iv) hereof except to the extent such failure would not be reasonably expected to have a Material Adverse Effect.

(c)           Binding Effect.  Each of this Agreement and the other Transaction Documents to which it is a party has been duly executed and delivered and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally.

(d)           Perfection.  It is the owner of all of the Receivables and the other Affected Assets, free and clear of all Adverse Claims (other than any Adverse Claim arising hereunder) and upon the making of the initial sale to the Purchaser on the Closing Date and at all times thereafter until the Final Payout Date, all financing statements and other documents required to be recorded or filed in order to perfect and protect the interest of the Purchaser in the Asset Interest against all creditors of and purchasers from the Seller will have been duly filed in each filing office necessary for such purpose and all filing fees and taxes, if any, payable in connection with such filings shall have been paid in full.

(e)           Accuracy of Information.  All information heretofore furnished by it to the Purchaser, any Investor, any Class Agent or the Agent for purposes of or in connection with this Agreement or any Transaction Document or any transaction contemplated thereby, taken as a whole, is, and all such information hereafter furnished by it to the Purchaser, any Investor, any Class Agent or the Agent will be, true, complete and accurate in every material respect, on the date such information is stated or certified, and no such item contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(f)            Tax Status.  It has (i) timely filed all tax returns (federal, state and local) required to be filed, (ii) paid or made adequate provision for the payment of all taxes, assessments and other governmental charges except with respect to clauses (i) and (ii), for taxes which are being contested in good faith and for which appropriate reserves are maintained in accordance with GAAP.

(g)           Action, Suits.  It is not in violation of any order of any Official Body or arbitrator, except where such violation would not be reasonably expected to have a Material Adverse Effect.  Except as set forth on Schedule 4.1(g), there are no actions, suits, litigation or proceedings pending, or to its knowledge, threatened, against or affecting it or any of its Affiliates or their respective properties, in or before any Official Body or arbitrator, which may, individually or in the aggregate, have a Material Adverse Effect on the Seller.

(h)           Use of Proceeds.  No proceeds of any sale hereunder will be used by it (i) to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, (ii) to acquire any equity security of a class which is registered pursuant to Section 12 of such act or (iii) for any other purpose that violates applicable Law, including Regulations U or X of the Federal Reserve Board.

(i)            Name, Jurisdiction of Formation, Type of Entity, Principal Place of Business; Chief Executive Office; Location of Records.  Its name (as indicated on the public record of its jurisdiction of formation), jurisdiction of formation, type of entity, principal place of business (currently and for the five (5) year period ending on the Closing Date), chief executive office (currently and for the five (5) year period ending on the Closing Date) and the offices where it keeps all its Records, are set forth on Schedule 4.1(i).

(j)            Subsidiaries; Tradenames, Etc.  As of the Closing Date: (i) it has only the Subsidiaries and divisions listed on Schedule 4.1(j); and (ii) it has, within the last five (5) years, operated only under the tradenames identified in Schedule 4.1(j), and, within the last five (5) years, has not changed its name, merged with or into or consolidated with any other Person or been the subject of any proceeding under the Bankruptcy Code, except as disclosed in Schedule 4.1(j).  Schedule 4.1(j) also lists the correct Federal Employer Identification Number of the Seller.

(k)           Good Title.  Upon each sale, assignment and transfer of Receivables and the Related Security, Collections and the proceeds thereof by the Seller to the Purchaser hereunder, the Purchaser shall acquire a valid and enforceable perfected first priority ownership interest in each Receivable and the Related Security, Collections and the proceeds thereof that exist on the date of such transfer, with respect thereto, free and clear of any Adverse Claim.

(l)            Nature of Receivables.  Each Receivable (i) represented by it to be an Eligible Receivable in any Servicer Report or other report delivered pursuant to Section 2.8 of the Transfer Agreement or (ii) included in the calculation of the Net Pool Balance, in either case, satisfied on the date of purchase or contribution hereunder, the definition of “Eligible Receivable” set forth herein.

(m)          Credit and Collection Policy.  Since February 2, 2009, there have been no material changes in the Credit and Collection Policy other than in accordance with this Agreement.  It has at all times complied with the Credit and Collection Policy in all material respects with regard to each Receivable.

(n)           Not an Investment Company or Holding Company.  It is not, and is not controlled by, an “investment company” within the meaning of the Investment Company Act of 1940, or is exempt from all provisions of such act.

(o)           ERISA.  Each employee benefit plan sponsored, maintained or contributed to by it or any ERISA Affiliate which plan is tax qualified under Section 401(a) of the Code is in compliance in all respects with the applicable provisions of ERISA, the Code and any regulations and published interpretations thereunder or, if not, any such non-compliance does not have a Material Adverse Effect.  Neither it nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability to the Pension Benefit Guaranty Corporation under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA) that would have a Material Adverse Effect. Neither it nor any ERISA Affiliate sponsors, maintains,  makes contributions to, is obligated to make contributions to, or, during the preceding six (6) plan years, has made or been obligated to make contributions to, a Multiemployer Plan.

(p)           Blocked Accounts.  The names and addresses of all the Blocked Account Banks, together with the account numbers of the Blocked Accounts at such Blocked Account Banks, are specified in Schedule 4.1(p) (or at such other Blocked Account Banks and/or with such other Blocked Accounts as have been notified to the Class Agents and the Collateral Agent and for which Blocked Account Agreements have been executed in accordance with Section 7.3 of the Transfer Agreement and delivered to the Agent).  All Blocked Accounts not maintained at, and in the name of the Agent, are subject to Blocked Account Agreements. All Obligors have been instructed to make payment to a Blocked Account and only Collections are deposited into the Blocked Accounts.

(q)           Bulk Sales.  No transaction contemplated hereby or by the Receivables Sale Agreement  requires compliance with any bulk sales act or similar law.

(r)            Discount Purchase Percentage.  The then-current Discount Percentage reflects a fair value discount and reasonably equivalent value for the Receivables and the Related Security, Collections and proceeds thereof.

(s)           On each date that Receivables are conveyed hereunder, the Seller, by accepting the proceeds of such conveyance, shall be deemed to have certified that all representations and warranties described in this Section 4.1 are true and correct on and as of such day as though made on and as of such day.  The representations and warranties set forth in this Section 4.1 shall survive the conveyance of Receivables to the Purchaser, and termination of the rights and obligations of the Purchaser and the Seller under this Agreement.  Upon discovery by the Purchaser or the Seller of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other within three (3) Business Days of such discovery.

Article V

Covenants of the Seller

Section 5.1            Covenants of the Seller.

At all times from the date hereof to the Final Payout Date, unless the Purchaser shall otherwise consent in writing:

(a)           Conduct of Business; Ownership.  The Seller shall carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly organized, validly existing and in good standing as a domestic limited liability company in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

(b)           Compliance with Laws, Etc.  The Seller shall comply in all material respects with all Laws to which it or its respective properties may be subject and preserve and maintain its corporate existence, rights, franchises, qualifications and privileges.

(c)           Furnishing of Information and Inspection of Records.  The Seller shall furnish to the Purchaser from time to time such information with respect to the Affected Assets as the Purchaser may reasonably request, including listings identifying the Obligor and the Unpaid Balance for each Receivable available to the Servicer in accordance with its then current accounts receivable system without the Servicer manually preparing such reports.  The Seller shall, at any time and from time to time during regular business hours, as reasonably requested with reasonable prior notice by the Purchaser, permit the Purchaser, or its agents or representatives, (i) to examine and make copies of and take abstracts from all books, records and documents (including applicable computer systems following a Potential Termination Event or Termination Event) relating to the Receivables or other Affected Assets, including the related Contracts and (ii) to visit the offices and properties of the Seller for the purpose of examining such materials described in clause (i), and to discuss matters relating to the Affected Assets or Seller’s performance hereunder, under the Contracts and under the other Transaction Documents to which such Person is a party with any of the officers, directors, managers, employees or independent public accountants of the Seller, having knowledge of such matters; provided, however that the Seller shall only be responsible for the costs and expenses associated with one such review per year unless a Termination Event or Potential Termination Event has occurred.

(d)           Keeping of Records and Books of Account.  The Seller shall maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain, all documents, books, computer tapes, disks, records and other information reasonably necessary or advisable for the collection of all Receivables (including records adequate to permit the daily identification of each new Receivable and all Collections of and adjustments to each existing Receivable).  The Seller shall give the Purchaser prompt notice of any material change in its administrative and operating procedures referred to in the previous sentence.

(e)           Performance and Compliance with Receivables and Contracts and Credit and Collection Policy.  The Seller shall, (i) at its own expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables; and (ii) timely and fully comply in all material respects with the Credit and Collection Policy in regard to each Receivable and the related Contract.

(f)            Notice of Agent’s Interest.  In the event that the Seller shall sell or otherwise transfer any interest in accounts receivable or any other financial assets (other than as contemplated by the Transaction Documents), any computer tapes or files or other documents or instruments provided by the Servicer in connection with any such sale or transfer shall disclose the Purchaser’s ownership of the Receivables and the Agent’s interest therein.

(g)           Collections.  The Seller shall instruct all Obligors to cause all Collections to be deposited directly to a Blocked Account or to post office boxes to which only Blocked Account Banks have access and shall cause all items and amounts relating to such Collections received in such post office boxes to be removed and deposited into a Blocked Account on a daily basis.

(h)           Collections Received.  The Seller shall hold in trust, and deposit, immediately, but in any event not later than two (2) Business Days of its receipt thereof, to a Blocked Account or, if required by Section 2.9 of the Transfer Agreement, to the Collection Account, all Collections received by it from time to time.

(i)            Blocked Accounts.  Each Blocked Account shall at all times be subject to a Blocked Account Agreement.

(j)            Sale Treatment.  The Seller shall not book or otherwise treat (other than for tax or accounting purposes) the transactions contemplated by this Agreement in any manner other than as a sale of the Receivables and Related Security by the Seller to the Purchaser.  In addition, the Seller shall disclose (in a footnote or otherwise) in all of its financial statements (including any such financial statements consolidated with any other Persons’ financial statements) the existence and nature of the transaction contemplated hereby and the interest of the Purchaser, in the Affected Assets.

(k)           Separate Business; Nonconsolidation.  The Seller shall not conduct its affairs in any manner which is inconsistent with the provisions of Section 4.1(x) of the Transfer Agreement.

(l)            Ownership Interest, Etc.  The Seller shall, at its expense, take all action necessary or desirable to establish and maintain a valid and enforceable ownership or security interest in the Receivables, the Related Security and proceeds with respect thereto, and a first priority perfected security interest in the Affected Assets, in each case free and clear of any Adverse Claim, in favor of the Purchaser, including taking such action to perfect, protect or more fully evidence the interest of the Purchaser, as the Purchaser may reasonably request.

(m)          No Sales, Liens, Etc.  (i) Except as otherwise provided herein and in the Transaction Documents, the Seller shall not nor shall it permit any of its Subsidiaries to, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any

Adverse Claim upon (or the filing of any financing statement) or with respect to (A) any of the Affected Assets, or (B) any inventory or goods, the sale of which may give rise to a Receivable, or assign any right to receive income in respect thereof (except to the extent the Receivables have been excluded or otherwise excepted or released from such transaction on or before the date such Receivables are transferred by the Seller) and (ii) the Seller shall not sell, transfer or otherwise dispose of any Receivable to any Person other than the Purchaser or as otherwise expressly provided for in the Transaction Documents.

(n)           No Extension or Amendment of Receivables.  Except in its capacity as Servicer and as permitted under Section 7.2 of the Transfer Agreement, the Seller shall not extend, amend or otherwise modify the terms of any Receivable, or amend, modify or waive any term or condition of any Contract related thereto.

(o)           No Change in Business or Credit and Collection Policy.  The Seller shall not make any change in the character of its business or in the Credit and Collection Policy, which change would, in either case, have a Material Adverse Effect.

(p)           Change in Payment Instructions to Obligors.  The Seller shall not add or terminate any bank as a Blocked Account Bank or any account as a Blocked Account to or from those listed in Schedule 4.1(p) or make any change in its instructions to Obligors regarding payments to be made to any Blocked Account, unless (i) such instructions are to deposit such payments to another existing Blocked Account or to the Collection Account or (ii) the Agent shall have received written notice of such addition, termination or change at least thirty (30) days prior thereto and the Agent shall have received a Blocked Account Agreement executed by each new Blocked Account Bank or an existing Blocked Account Bank with respect to each new Blocked Account, as applicable.

(q)           Deposits to Lock-Box Accounts.  The Seller shall not deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Blocked Account or the Collection Account, cash or cash proceeds other than Collections.

(r)            Change of Name, Etc.  The Seller shall not change its name, identity or structure (including by merger), its jurisdiction of formation or the location of its chief executive office or any other change which could render any UCC financing statement filed in connection with this Agreement or any other Transaction Document to become “seriously misleading” under the UCC, unless at least thirty (30) days prior to the effective date of any such change the Seller delivers to the Purchaser (i) such documents, instruments or agreements, executed by the Seller as are necessary to reflect such change and to continue the perfection of the Purchaser’s ownership interests or security interests in the Affected Assets, including an opinion of counsel that after giving effect to such change, the Purchaser’s interest in the Receivables and the Related Security shall continue unaffected by such change and (ii) new or revised Blocked Account Agreements executed by the Blocked Account Banks which reflect such change and enable the Agent to continue to exercise its rights contained in Section 7.3 of the Transfer Agreement.

(s)           Sale Treatment.  The Seller agrees to treat this conveyance for all purposes (including, without limitation, tax and financial accounting purposes) as a sale and, to the extent any such reporting is required, shall report the transactions contemplated by this Agreement on all relevant books, records, tax returns, financial statements and other applicable documents as a sale of Receivables to the Purchaser.

(t)            Performance and Compliance with Receivables.  The Seller at its expense will timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Receivables.

(u)           Indemnification.  The Seller agrees to indemnify, defend and hold the Purchaser harmless from and against any and all loss, liability, damage, judgment, claim, deficiency, or expense (including interest, penalties, reasonable attorneys’ fees and amounts paid in settlement) to which the Purchaser or any assignee thereof may become subject insofar as such loss, liability, damage, judgment, claim, deficiency, or expense arises out of or is based upon a breach by the Seller of its representations, warranties and covenants contained herein, or any information certified in any schedule or certificate delivered by the Seller hereunder, being untrue in any material respect at any time.  The obligations of the Seller under this Section 5.1(u) shall be considered to have been relied upon by the Purchaser, the Agent, the Class Agents and the Investors and shall survive the execution, delivery, performance and termination of this Agreement, regardless of any investigation made by, or on behalf of, the Purchaser, the Agent, any Class Agent or any Investor.

Article VI

Repurchase Obligation

Section 6.1            Mandatory Repurchase.

The Seller agrees to repurchase from the SPV any Receivables sold by it hereunder if the SPV notifies the Seller that, as of the related date of purchase of such Receivable, there existed a material breach on the date of purchase thereof, of any representation or warranty made or deemed made with respect to such a Receivable pursuant to Article IV and the Seller shall fail to cure such breach within ten (10) Business Days of such notice. The repurchase price shall be paid by the Seller to the SPV in immediately available funds on such tenth (10th) Business Day  in an amount equal to the Unpaid Balance of each Receivable repurchased.

Section 6.2            No Recourse.

Except as otherwise provided in this Agreement, the purchase and sale of Receivables under this Agreement shall be without recourse to the Seller.

Article VII

Conditions Precedent

Section 7.1            Conditions to the Purchaser’s Obligations Regarding Receivables.

The obligations of the Purchaser to purchase any Receivables on any sale date shall be subject to the satisfaction of the following conditions:

(a)           All representations and warranties of the Seller contained in this Agreement shall be true and correct on each sale date with the same effect as though such representations and warranties had been made on such date;

(b)           All information concerning any Receivables provided to the Purchaser shall be true and correct in all material respects as of any sale date;

(c)           The Seller shall have substantially performed all other obligations required to be performed by the provisions of this Agreement;

(d)           The Seller shall have filed or caused to be filed the financing statement(s) required to be filed pursuant to Section 2.1(b); and

(e)           All corporate and legal proceedings and all instruments in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Purchaser, and the Purchaser shall have received from the Seller copies of all documents (including, without limitation, records of corporate proceedings) relevant to the transactions herein contemplated as the Purchaser may reasonably have requested.

Article VIII

Term and Termination

Section 8.1            Term.

This Agreement shall commence as of the Closing Date and shall continue in full force and effect until the date following the earlier of (a) the date designated by the Purchaser or the Seller as the termination date at any time following sixty (60) day’s written notice to the other (with a copy thereof to the Agent), (b) the date on which the Termination Date occurs or is declared pursuant to Section 8.2 of the Transfer Agreement, (c) upon the occurrence of a Purchaser Termination Date under Section 8.1 of the Receivable Sale Agreement, (d) upon the occurrence of an Event of Bankruptcy with respect to either the Purchaser or the Seller, or (e) the date on which either the Purchaser or the Seller becomes unable for any reason to purchase or re-purchase any Receivable in accordance with the provisions of this Agreement or defaults on its obligations hereunder, which default continues unremedied for more than thirty (30) days after written notice (any such date being a “Purchase Termination Date”); provided, however, that the occurrence of the Purchase Termination Date pursuant to this Section 8.1 hereof shall not discharge any Person from any obligations incurred prior to the Purchase Termination Date, including, without limitation, any obligations to make any payments with respect to the interest of the Purchaser in any Receivable sold prior to the Purchase Termination Date.

Section 8.2            Effect of Purchase Termination Date.

Following the occurrence of the Purchase Termination Date pursuant to Section 8.1 hereof, the Seller shall not sell, and the Purchaser shall not purchase, any Receivables.  No termination or rejection or failure to assume the executory obligations of this Agreement in any Event of Bankruptcy with respect to the Seller or the Purchaser shall be deemed to impair or affect the obligations pertaining to any executed sale or executed obligations, including, without limitation, pre-termination breaches of representations and warranties by the Seller or the Purchaser.  Without limiting the foregoing, prior to the Purchase Termination Date, the failure of the Seller to deliver computer records of any Receivables or any reports regarding any Receivables shall not render such transfer or obligation executory, nor shall the continued duties of the parties pursuant to Article V or Section 10.1 of this Agreement render an executed sale executory.

Article IX

Indemnification

Section 9.1            Indemnities by the Seller.

Without limiting any other rights which the Indemnified Party may have hereunder or under applicable Law, the Seller hereby agrees to indemnify the SPV and its respective officers, directors, employees, counsel, other agents, successors and assigns (collectively, “Seller Indemnified Party”) from and against any and all damages, losses, claims, liabilities, costs and expenses, including reasonable attorneys’ fees (which such attorneys may be employees of the Program Support Providers, the Agent, the Collateral Agent or the Class Agents, as applicable) and disbursements (all of the foregoing being collectively referred to as “Seller Indemnified Amounts”) awarded against or incurred by it in any action or proceeding between the Seller and the Seller Indemnified Party or between the Seller Indemnified Party and any third party or otherwise arising out of or as a result of this Agreement, the other Transaction Documents, the ownership or maintenance, either directly or indirectly, of the Receivables, any Related Security or any interest therein or any of the other transactions contemplated hereby or thereby, excluding, however, (x) Seller Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Seller Indemnified Party, as finally determined by a court of competent jurisdiction, (y) recourse (except as otherwise specifically provided in this Agreement) for uncollectible Receivables or (z) Excluded Taxes.

Article X

Miscellaneous Provisions

Section 10.1         Amendment.

This Agreement and the rights and obligations of the parties hereunder may not be changed orally, but only by an instrument in writing signed by the Purchaser and the Seller and consented to in writing by the Agent.  Any reconveyance executed in accordance with the provisions hereof shall not be considered amendments to this Agreement.

Section 10.2         GOVERNING LAW; Submission to Jurisdiction.

(a)           THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO THE CONFLICTS OF LAW PRINCIPLES THEREOF OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(b)           The parties hereto hereby submit to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in The City of New York for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby.  Each party hereto hereby irrevocably waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.  Nothing in this Section 10.2 shall affect the right of the Purchaser to bring any other action or proceeding against the Seller or its property in the courts of other jurisdictions.

Section 10.3         Notices.

Except as provided below, all communications and notices provided for hereunder shall be in writing (including telecopy, facsimile or electronic transmission or similar writing) and shall be given to the other party at its address or telecopy number set forth below or at such other address or telecopy number as such party may hereafter specify for the purposes of notice to such party.  Each such notice or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 10.3 and confirmation is received, (b) if given by mail 3 Business Days following such posting, postage prepaid, U.S. certified or registered, (c) if given by overnight courier, one (1) Business Day after deposit thereof with a national overnight courier service, or (d) if given by any other means, when received at the address specified in this Section 10.3.

(e)	in the case of the Purchaser:

United Stationers Receivables, LLC
One Parkway North Boulevard
Deerfield, Illinois 60015-2559
	Telephone:	(847) 627-7000
	Facsimile:	(847) 627-7001

with a copy to the Agent:

Bank of America, National Association,
Bank of America Hearst Tower, 19th Floor
Charlotte, North Carolina 28255
	Attention:	Banc of America Securities, LLC Global Asset Backed Securitization Group; Portfolio Management
	Telephone:	704/386 7922
	Facsimile:	704/388 9169

(f)	in the case of the Seller:

United Stationers Financial Services, LLC
One Parkway North Boulevard
Deerfield, Illinois 60015-2559
	Telephone:	(847) 627-7000
	Facsimile:	(847) 627-7001

or, as to each party, at such other address as shall be designated by such party in a written notice to each other party.

Section 10.4         Severability of Provisions.

If any one or more of the covenants, agreements, provisions or terms of this Agreement shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions, or terms shall be deemed severable from the remaining covenants, agreements, provisions, or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

Section 10.5         Assignment.

This Agreement may not be assigned by the parties hereto, except that the Purchaser may assign its rights hereunder pursuant to the Transfer Agreement to the Agent, for the benefit of the Investors, and that the Conduit Investor may assign any or all of its rights to any Liquidity Provider or to a Conduit Assignee.  The Purchaser hereby notifies (and the Seller hereby acknowledges that) the Purchaser, pursuant to the Transfer Agreement, has assigned its rights hereunder to the Agent.  All rights of the Purchaser hereunder may be exercised by the Agent or its assignees, to the extent of their respective rights pursuant to such assignments.

Section 10.6         Further Assurances.

The Purchaser and the Seller agree to do and perform, from time to time, any and all acts and to execute any and all further instruments required or reasonably requested by the other party more fully to effect the purposes of this Agreement, including, without limitation, the execution of any financing statements or continuation statements or equivalent documents relating to the Receivables conveyed hereunder for filing under the provisions of the Relevant UCC or other laws of any applicable jurisdiction.

Section 10.7         No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising, on the part of the Purchaser, the Seller or the Agent, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exhaustive of any rights, remedies, powers and privilege provided by law.

Section 10.8         Counterparts.

This Agreement may be executed in two or more counterparts including telecopy transmission thereof (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.9         Binding Effect; Third-Party Beneficiaries.

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.  The Agent, on behalf of the Investors and its assignees, and any Liquidity Provider is intended by the parties hereto to be a third-party beneficiary of this Agreement.

Section 10.10       Merger and Integration.

Except as specifically stated otherwise herein, this Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement.  This Agreement may not be modified, amended, waived or supplemented except as provided herein.

Section 10.11       Headings.

The headings herein are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

Section 10.12       Exhibits.

The schedules and exhibits referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Purchaser and the Seller each have caused this Receivables Purchase Agreement to be duly executed by their respective officers as of the day and year first above written.

UNITED STATIONERS FINANCIAL SERVICES, LLC, as Seller

By:
Name:
Title:

UNITED STATIONERS RECEIVABLES,
LLC, as Purchaser

By:
Name:
Title:

Acknowledged as of the date first above written:

BANK OF AMERICA, NATIONAL
ASSOCIATION, as Agent
By:
Name:
Title:

EXHIBIT A

FORM OF SUBORDINATED NOTE

[•], 200

FOR VALUE RECEIVED, the undersigned, [PURCHASER], a corporation (the “Maker”), hereby promises to pay to the order of [SELLER], (the “Payee”), on                   ,          or earlier as provided for in the Receivables Purchase Agreement dated as of the date hereof between the Maker and the Payee (as such agreement may from time to time be amended, supplemented or otherwise modified and in effect, the “Receivables Purchase Agreement”), the lesser of the principal sum of Three Hundred and Fifty Million Dollars ($350,000,000.00) or the aggregate unpaid principal amount of all Advances to the Maker from the Payee pursuant to the terms of the Receivables Purchase Agreement, in lawful money of the United States of America in immediately available funds, and to pay interest from the date thereof on the principal amount hereof from time to time outstanding, in like funds, at said office, at the rate per annum set forth in the Receivables Purchase Agreement and shall be payable in arrears on the first day of each January, April, July and October (or if any such day is not a Business Day, on the succeeding Business Day).

The Maker hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever.  The non-exercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this Subordinated Note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof, or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such a notation shall not in any manner affect the obligation of the Maker to make payments of principal and interest in accordance with the terms of this Subordinated Note and the Receivables Purchase Agreement.

The Maker shall have the right to prepay and, subject to the limitations set forth in the Receivables Purchase Agreement, reborrow Advances made to it without penalty or premium.

This Subordinated Note is the Subordinated Note referred to in the Receivables Purchase Agreement, which, among other things, contains provisions for the subordination of this Subordinated Note to the rights of certain parties under the Transfer Agreement, all upon the terms and conditions therein specified.

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

[SELLER]

By:
Name:
Title:

Advances and Payments

Date	Amount of Advance	Payments Principal/Interest	Unpaid Principal Balance of Note	Name of Person Making Notation

EXHIBIT B

Credit and Collection Policy

SCHEDULE 4.1(g)

List of Actions and Suits

None.

SCHEDULE 4.1(i)

Names, Jurisdictions of Formation, Type of Entity
and
Locations of Certain Offices and Records

United Stationers Financial Services LLC

Jurisdiction of formation:  Illinois

Principal Place of Business:  One Parkway North Blvd., Deerfield, Illinois

President:  Victoria J. Reich

Location of Records:  One Parkway North Blvd., Deerfield, Illinois

United Stationers Receivables, LLC

Jurisdiction of formation:  Illinois

Principal Place of Business:  One Parkway North Blvd., Deerfield, Illinois

President:  Victoria J. Reich

Location of Records:  One Parkway North Blvd., Deerfield, Illinois

SCHEDULE 4.1(j)

List of Subsidiaries, Divisions and Tradenames; FEIN

United Stationers Financial Services LLC

Subsidiaries:	USS Receivables Company, Ltd.

Divisions:	None

Tradenames:	None

Federal Employer Identification Number:	36-4428313

SCHEDULE 4.1(p)

List of Blocked Account Banks and Blocked Accounts

None.